UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2020 (June 24, 2020)

XERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38536	20-3352427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 N. LaSalle Street, Suite 1600
Chicago, Illinois 60601
(Address of principal executive offices, including zip code)

(844) 445-5704
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XERS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Underwritten Public Offering of Common Stock

On June 25, 2020, Xeris Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with Jefferies LLC and SVB Leerink LLC, as representatives of the underwriters named therein (the “Common Stock Underwriters”), relating to an underwritten public offering (the “Common Stock Offering”) of 7,400,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at a price to the public of $2.72 per share (the “Offering Price”). After deducting the underwriting discounts and commissions and estimated offering expenses, the Company expects to receive net proceeds from the Common Stock Offering of approximately $18.8 million. The Company has also granted the Common Stock Underwriters a 30-day option to purchase up to an additional 1,110,000 shares of Common Stock at the Offering Price, less underwriting discounts and commissions.

The shares of Common Stock are being offered and sold pursuant to a prospectus dated August 21, 2019 and a prospectus supplement dated June 25, 2020, filed on June 26, 2020, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (Registration No. 333-233061), which the U.S. Securities and Exchange Commission (the “SEC”) declared effective on August 21, 2019. The Common Stock Offering is expected to close on or about June 30, 2020, subject to the satisfaction of customary closing conditions.

A copy of the Common Stock Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Common Stock Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Common Stock in the Common Stock Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Underwritten Public Offering of 5.00% Convertible Senior Notes due 2025

On June 25, 2020, the Company entered into an underwriting agreement (the “Notes Underwriting Agreement”) with Jefferies LLC and SVB Leerink LLC, as representatives of the underwriters named therein (the “Notes Underwriters”), relating to an underwritten public offering (the “Notes Offering”) of $75,000,000 aggregate principal amount of 5.00% Convertible Senior Notes due 2025 (the “Notes”). After deducting the underwriting discounts and commissions and estimated offering expenses, the Company expects to receive net proceeds from the Notes Offering of approximately $70.5 million. The Company has also granted the Notes Underwriters a 30-day option to purchase up to an additional $11,250,000 aggregate principal amount of Notes, solely to cover over-allotments.

The Notes are being offered and sold pursuant to a prospectus dated August 21, 2019 and a prospectus supplement dated June 25, 2020, filed on June 26, 2020, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (Registration No. 333-233061), which the SEC declared effective on August 21, 2019. The Notes Offering is expected to close on or about June 30, 2020, subject to the satisfaction of customary closing conditions.

The Notes will be issued pursuant to a base indenture and a first supplemental indenture, each anticipated to be dated June 30, 2020, to be entered into by and between the Company and U.S. Bank National Association, as trustee, which will be filed with the SEC on a subsequent Current Report on Form 8-K.

Each of the Common Stock Underwriting Agreement and the Notes Underwriting Agreement contains customary representations, warranties, covenants, conditions to closing, indemnification and other obligations of the parties and termination provisions.

A copy of the Notes Underwriting Agreement is attached as Exhibit 1.2 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Notes Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Notes in the Notes Offering is attached as Exhibit 5.2 to this Current Report on Form 8-K.

Each of the Common Stock Underwriting Agreement and the Notes Underwriting Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in each of the Common Stock Underwriting Agreement and the Notes Underwriting Agreement were made only for purposes of such agreement and as of specific date, and were solely for the benefit of the parties to such agreement.

Item 8.01. Other Events.

On June 24, 2020, the Company filed with the SEC (i) a preliminary prospectus supplement in connection with the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), and (ii) a preliminary prospectus supplement in connection with the Notes Offering (the “Notes Preliminary Prospectus Supplement”, together with the Common Stock Preliminary Prospectus Supplement, the “Preliminary Prospectus Supplements”). The Preliminary Prospectus Supplements contain information relating to recent developments concerning the Company’s business and include the following disclosure:

“Topline Results from Phase 2 Study of Mini-Dose Glucagon to Prevent EIH in T1D

On June 15, 2020, we announced topline results from the outpatient stage of our Phase 2 study of Gvoke ready-to-use (RTU) MicroTM for the treatment of hypoglycemia during and after moderate-to-high intensity aerobic exercise in adults with T1D who use insulin pumps.

In the outpatient stage of this study, subjects were randomly assigned to RTU Glucagon with 50% insulin pump reduction (RTU Glucagon + standard of care), placebo injection with 50% insulin pump reduction (standard of care), or RTU Glucagon without insulin pump reduction (Open-Label RTU Glucagon). For persons with diabetes, standard of care for aerobic exercise includes 50% insulin pump reduction. Previous results showed that pretreatment with 150 μg of RTU glucagon was adequate to maintain normal blood glucose levels during prolonged, moderate-to-intense aerobic exercise.

During the 12-week outpatient stage, 45 subjects completed 795 aerobic exercise sessions. Over this time, when individually compared to standard of care alone, the number of EIH episodes was significantly less with RTU Glucagon + standard of care (2.5±1.26 episodes versus 8.5±1.17 episodes, P=0.0016) and with Open-Label RTU Glucagon (3.9±1.37 episodes versus 8.5±1.17 episodes, P=0.0165). RTU Glucagon + standard of care resulted in an approximately 70% lower rate of EIH when compared to standard of care alone (12±14.1% versus 41±21.5%, P<0.0001). Additionally, Open-Label RTU Glucagon resulted in an approximately 54% lower rate of EIH when compared to standard of care alone (19±20.2% versus 41±21.5%, P=0.0032). The difference in the incidence rates of EIH between the two RTU Glucagon arms was not statistically significant.

Across all outpatient stage exercise sessions, the nominal use of oral glucose tablets during and after exercise, in order to treat hypoglycemia, was greater in the standard of care arm compared to RTU Glucagon + standard of care and Open Label RTU Glucagon. Consequently, the nominal incidence of hyperglycemia (blood glucose >180 mg/dL) episodes was observed to be greater (2.4-fold) in the standard of care arm when compared to RTU Glucagon + standard of care. RTU Glucagon did not appear to individually contribute to hyperglycemia. When hyperglycemia events did occur, the time duration and severity of events did not differ between treatment arms.

The incidence and severity of adverse events was comparable across all treatment arms. Nausea, vomiting, and injection site discomfort were the most commonly reported adverse events. RTU glucagon was observed to be generally safe and well tolerated in the enrolled population, and no serious adverse events were reported.

Topline Results from Phase 2 Comparative Study of Pram-Insulin Co-Formulation (XP-3924) in Adults with T1D Mellitus

On June 18, 2020, we announced topline results from a proof-of-concept Phase 2 study of a novel XeriSol™ pramlintide-insulin co-formulation (XP-3924) in adults with T1D mellitus.

XP-3924 is designed to improve the synergistic combination of two complementary therapies: pramlintide (an amylin-analog) and insulin. The separate administration of these existing therapies in combination reduces both post-prandial glucose excursions and glucose variability, as well as improves overall glycemic control. A pramlintide-insulin co-formulation may help reduce the daily burden associated with pramlintide co-administration (e.g., reduce the multiple additional injections needed per day). We believe this reduction in the multiple injection burden using XP-3924 may also improve longer term pramlintide treatment adherence and persistency.

The completed Phase 2 study was a randomized, open-label, active comparator-controlled, three-period cross-over study, which enrolled 18 adult participants with T1D. This study aimed to investigate the pharmacokinetics, pharmacodynamics, and the safety and tolerability of a single dose of XP-3924 (administered based upon the subjects’ insulin:carbohydrate ratio) when compared to co-administration of regular insulin (Humulin® R) and pramlintide (Symlin®) and to an injection of regular insulin alone (Humulin® R). Subjects were randomly allocated to a sequence of three treatments: XP-3924 (with 50% insulin reduction), regular insulin, or regular insulin (with 50% insulin reduction) plus pramlintide co-administered as separate injections. The study drugs were administered subcutaneously before the intake of a standardized 75-gram oral glucose challenge. The subjects’ blood glucose levels were monitored for 6 hours after drug dosing.

Treatment with XP-3924 resulted in a 62.3% reduction of hyperglycemia (blood glucose >180 mg/dL) after the glucose challenge when compared to Humulin® R (p<0.001). Additionally, XP-3924 exhibited comparable postprandial glycemic control to that of the co-administered injections of Humulin® R and Symlin®. The mean absolute change in blood glucose was less in XP-3924 when compared to both Humulin® R and co-administered injections of Humulin® R and Symlin® after the oral glucose challenge. The glucose variability after treatment with XP-3924 was less than both Humulin® R and co-administered injections of Humulin® R and Symlin®, as defined by the comparison of the coefficient of variation of all plasma glucose readings across the 6-hour duration of study treatments.

The incidence and severity of treatment emergent adverse events was comparable across all treatment arms, as were the overall number of hypoglycemic events during dosing visits. There were minimal gastrointestinal side effects reported in any treatment arm. There was a comparable incidence of injection site reactions and no edema was noted, across all treatment arms. XP-3924 was generally safe and well-tolerated by the enrolled population, and no serious adverse events occurred in this study.

On June 24, 2020, the Company issued a press release announcing the commencement of the Common Stock Offering and the Notes Offering. On June 25, 2020, the Company issued a press release announcing the pricing of the Common Stock Offering and the Notes Offering. Copies of these press releases are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description
1.1	Common Stock Underwriting Agreement, dated June 25, 2020, by and among Xeris Pharmaceuticals, Inc., Jefferies LLC and SVB Leerink LLC.
1.2	Notes Underwriting Agreement, dated June 25, 2020, by and among Xeris Pharmaceuticals, Inc., Jefferies LLC and SVB Leerink LLC.
5.1	Opinion of Goodwin Procter LLP relating to the Common Stock.
5.2	Opinion of Goodwin Procter LLP relating to the Notes.
23.1	Consent of Goodwin Procter LLP (included in its opinion filed as Exhibit 5.1).
23.2	Consent of Goodwin Procter LLP (included in its opinion filed as Exhibit 5.2).
99.1	Press release dated June 24, 2020.
99.2	Press release dated June 25, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2020	Xeris Pharmaceuticals, Inc.

	By:	/s/ Barry M. Deutsch
Barry M. Deutsch
Chief Financial Officer